ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-158385 Dated October 30, 2009
Step Performance Securities Linked to the S&P 500® Index
Strategic Alternatives to Indexing
HSBC USA Inc. Securities linked to the S&P 500® Index due November 30, 2011

Investment Description

Step Performance Securities (the “Securities”) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) with returns linked to the performance of the S&P 500® Index (the “Index”).  If the index return is greater than or equal to zero, you will receive your principal amount plus a return equal to the greater of (a) the index return and (b) the step return of 16.00% to 19.00% (to be determined on the trade date).  If the index return is less than zero, you will receive your principal amount reduced by an amount equal to the product of (i) your principal amount multiplied by (ii) the index return.  Accordingly, investors must be willing to risk losing up to 100% of their principal amount invested.  If the index return is less than zero, you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) that the index return is less than zero.  You will not receive any periodic interest payments during the term of the Securities.  Investing in the Securities involves significant risks.  You may lose some or all of your investment if the index return is less than zero.  Any payment on the Securities is subject to the creditworthiness of HSBC USA Inc.

Features

❑
Core Investment Opportunity:  If you are seeking market exposure to the Index, the Securities may provide an alternative to traditional investments.  The Securities provide positive and negative exposure to the performance of the S&P 500® Index with a step return feature at maturity.

❑
Step Return Feature:  If the index return at maturity is zero or positive, the return on the Securities will be the greater of the step return of 16.00% to 19.00% (the actual step return will be determined on the trade date) and the index return.  You will be fully exposed to any negative index return at maturity. Any payment on the Securities is subject to the creditworthiness of HSBC.

Key Dates[1]

Trade Date	November 24, 2009
Settlement Date	November 30, 2009
Final Valuation Date[2]	November 23, 2011
Maturity Date[2]	November 30, 2011

1 Expected.  In the event we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed so that the stated term of the Securities remains the same.
2 Subject to postponement in the event of a market disruption event.

Security Offerings

We are offering Step Performance Securities linked to the S&P 500® Index.  The indicative range for the step return is 16.00% to 19.00%.  The actual step return applicable to these Securities will be determined on the trade date.  The Securities are offered at a minimum investment of $1,000, or 100 Securities, in denominations of $10 and integral multiples of $10 in excess thereof.

Index	Term	Step Return	Index Starting Level	CUSIP	ISIN
S&P 500® Index	2 years	16.00% to 19.00%		4042EP289	US4042EP2898

See “Additional Information about HSBC USA Inc. and the Securities” on page 2. The Securities offered will have the terms specified in the accompanying base prospectus dated April 2, 2009, the accompanying prospectus supplement dated April 9, 2009 and the terms set forth herein.  See “Key Risks” on page 5 of this free writing prospectus and the more detailed “Risk Factors” beginning on page S-3 of the accompanying prospectus supplement for risks related to the Securities and the Index.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying base prospectus, prospectus supplement and any other related prospectus supplements. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Securities will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the securities from HSBC for distribution to UBS Financial Services Inc., acting as agent.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 11 of this free writing prospectus for a description of the distribution arrangement.

	Price to Public	Underwriting Discount	Proceeds to HSBC
Per Security	$10.00	$0.20	$9.80
Total

UBS Financial Services Inc.	HSBC USA Inc.

Additional Information about HSBC USA Inc. and the Securities

This free writing prospectus relates to one security offering linked to the index identified on the cover page.  The index described in this free writing prospectus is a reference asset as defined in the prospectus supplement, and the Securities being offered hereby are notes for purposes of the prospectus supplement.  As a purchaser of a security, you  will acquire an investment linked to the Index.  Although the security offering relates to the Index identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Index, or as to the suitability of an investment in the Securities.

You should read this document together with the prospectus dated April 2, 2009 and the prospectus supplement dated April 9, 2009.  If the terms of the Securities offered in this free writing prospectus are inconsistent with those described in the accompanying prospectus supplement or prospectus, the terms described in this free writing prospectus will control.  You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 of this free writing prospectus and in “Risk Factors” beginning on page S-3 of the prospectus supplement, as the Securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

HSBC has filed a registration statement (including a prospectus and prospectus supplement) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1 888 800 4722.

You may access these documents on the SEC’s web site at www.sec.gov as follows:

♦	Prospectus supplement dated April 9, 2009:
http://sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

♦	Prospectus dated April 2, 2009:
http://sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

As used herein, references to “HSBC”, “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated April 9, 2009 and references to “accompanying base prospectus” mean the HSBC USA Inc. prospectus, dated April 2, 2009.

Investor Suitability
The Securities may be suitable for you if:
♦    You believe the Index will stay the same or will appreciate over the term of the Securities.
♦    You seek an investment linked to the positive performance of the Index.
♦    You are willing to risk losing up to 100% of your principal amount invested.
♦    You are willing to expose your principal amount to the full downside performance of the Index.
♦    You are willing to forgo dividends or other distributions paid on the stocks included in the Index.
♦    You do not seek current income from this investment.
♦    You are willing to hold the Securities to maturity, a term of 2 years.
♦    You do not seek an investment for which there will be an active secondary market.
♦    You are comfortable with the creditworthiness of HSBC, as issuer of the Securities.

The securities may not be suitable for you if:
♦    You believe the Index will depreciate over the term of the Securities.
♦    You do not seek an investment with exposure to the Index.
♦    You are not willing to make an investment that is exposed to the full downside performance of the Index.
♦    You are not willing to make an investment in which you could lose up to 100% of your principal amount.
♦    You are unable or unwilling to hold the Securities to maturity.
♦    You seek an investment that is 100% principal protected.
♦    You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by HSBC or another issuer with a similar credit rating.
♦    You prefer to receive dividends or other distributions paid on the stocks included in the Index.
♦    You seek current income from this investment.
♦    You seek an investment for which there will be an active secondary market.
♦    You are not willing or are unable to assume the credit risk associated with HSBC, as issuer of the Securities.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 5 and “Risk Factors” on page   S-3 of the prospectus supplement.

Indicative Terms

Issuer	HSBC USA Inc. (A1/AA-/AA)[1]
Principal Amount	$10 per security. The Securities are offered at a minimum investment of $1,000, or 100 Securities.
Term	2 years
Index	S&P 500® Index
Payment at Maturity (per $10 Security)
If the index return is greater than or equal to zero, you will receive at maturity a cash payment, per $10 principal amount Security, of $10 plus the greater of:
a)    $10 × step return, and
b)    $10 × index return;
If the index return is less than zero, you will receive at maturity a cash payment, per $10 principal amount Security, calculated as follows:
$10 + ($10 × index return).
Accordingly, you could lose up to 100% of your principal depending on how much the Index declines.

Step Return	16.00% to 19.00%
Index Return	index ending level – index starting level index starting level
Index Starting Level	The closing level of the Index on the trade date, as determined by the calculation agent.
Index Ending Level	The closing level of the Index on the final valuation date, as determined by the calculation agent.
Closing Level
The closing level on any scheduled trading day will be the closing level of the Index as determined by the calculation agent by referencing the Bloomberg Professional® service page “SPX <INDEX>” or any successor page.

Calculation Agent	HSBC USA, Inc. or any of its affiliates
Trustee
Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, the Securities will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., and Wells Fargo Bank, National Association, as trustee.  Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement.

Paying Agent
Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, HSBC Bank USA, N.A. will act as paying agent with respect to the Securities pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Scenarios Analysis Examples at Maturity

You will suffer a loss.  The amount you will receive per $10 principal amount Security is calculated as follows:

$10 + ($10 × index return)

If the index return is less than zero, you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) that the index ending level declines below the index starting level.

Accordingly, you could lose up to 100% of your principal depending on how much the Index declines.
___________________
1 HSBC is rated A1 by Moody’s Investors Service, Inc., AA- by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and AA by Fitch Ratings.  A credit rating reflects the creditworthiness of HSBC and is not a recommendation to buy, sell or hold the Securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.  The Securities themselves have not been independently rated.  Each rating should be evaluated independently of any other rating. However, because the return on the Securities is dependent upon factors in addition to HSBC’s ability to pay its obligations under the Securities, such as the index ending level, an improvement in HSBC’s credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the Securities.

What are the tax consequences of the Securities?

You should carefully consider, among other things, the matters set forth in the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Securities.  This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.  This summary does not address the tax consequences that may be relevant to persons that own in the aggregate, directly or indirectly (including by reason of investing in the Securities), more than 5% of any entity included in the Index.  Notwithstanding any disclosure in the accompanying prospectus supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin LLP.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of Securities with terms that are substantially the same as those of the Securities.  Under one reasonable approach, the Securities should be treated as pre-paid forward or other executory contracts with respect to the Index.  We intend to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes.  Subject to certain limitations described in the prospectus supplement, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Sidley Austin LLP, it is reasonable to treat the Securities in accordance with this approach.  Pursuant to this approach, we do not intend to report any income or gain with respect to the Securities prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the security for more than one year at such time for U.S. federal income tax purposes.  See "Certain U.S. Federal Income Tax Considerations — Certain Equity Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts" in the prospectus supplement for certain U.S. federal income tax considerations applicable to Securities that are treated as pre-paid cash-settled forward or other executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of Securities with terms that are substantially the same as those of the Securities, other characterizations and treatments are possible and the timing and character of income in respect of the Securities might differ from the treatment described above.  For example, the Securities could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” in the prospectus supplement.

If one or more of the entities included in the Index are treated as a real estate investment trust (“REIT”), partnership or trust, or passive foreign investment company (“PFIC”) for U.S. federal income tax purposes, or otherwise as a "pass-thru entity" for purposes of section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), it is possible that the Securities will be subject to the "constructive ownership" rules of section 1260 of the Code.  If so, the portion of any gain that relates to a pass-thru entity that would otherwise be treated as long-term capital gain recognized on the sale, exchange, maturity, or other taxable disposition of the Securities could be treated as ordinary income and subject to an interest charge.  Prospective investors in the Securities should consult the offering documents with respect to the entities included in the Index and their tax advisors regarding the possibility that one or more of the entities included in the Index is treated as a REIT, a partnership or trust, or a PFIC for U.S. federal income tax purposes, or otherwise as a "pass-thru entity" for purposes of section 1260 of the Code, and regarding whether section 1260 applies to their Securities.

In Notice 2008-2, the Internal Revenue Service ("IRS") and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual.  Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the prospectus supplement) of the Securities is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale.  Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale).  Finally, it is possible that a non-U.S. holder (as defined in the prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities.  It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis).  Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦
At Maturity, You Risk Losing Some or All of Your Principal – The Securities do not guarantee any return of principal at maturity. The Securities differ from ordinary debt securities in that we will not pay you 100% of your principal amount at maturity if the index return is less than zero. In that event, you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) that the index ending level declines below the index starting level. Accordingly, you may lose up to 100% of your investment in the Securities.

♦
Certain Built-in Costs are Likely to Adversely Affect the Value of the Securities Prior to Maturity – You should be willing to hold your Securities to maturity.  The Securities are not designed to be short-term trading instruments.  The price at which you will be able to sell your Securities to HSBC, its affiliates or any party in the secondary market prior to maturity, if at all, may be at a substantial discount from the principal amount of the Securities, even in cases where the Index has appreciated since the trade date.

♦
Credit of Issuer – The Securities are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any principal protection at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Securities.

♦
No Periodic Interest or Dividend Payments or Voting Rights – The return on your Securities may not reflect the return you would realize if you actually owned the stocks included in the Index.  As a holder of the Securities, you will not receive periodic interest payments, and you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of stocks included in the Index would have.

♦
Price Prior to Maturity – The market price of the Securities will be influenced by many factors, including the level of the Index; the volatility of the Index; dividends; the time remaining to the maturity of the Securities; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the credit worthiness of HSBC.

♦
Potential HSBC Impact on Price: Trading or transactions by HSBC or any of its affiliates in the stocks comprising the Index or in futures, options, exchange-traded funds or other derivative products on stocks comprising the Index, may adversely affect the market value of the stocks comprising the Index, the level of the Index, and, therefore, the market value of your Securities.

♦
Impact of Fees on Secondary Market Prices – Generally, the price of the Securities in the secondary market is likely to be lower than the initial offering price since the issue price includes, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.

♦
Lack of Liquidity – The Securities will not be listed on any securities exchange or quotation system. An affiliate of HSBC may offer to repurchase the Securities in the secondary market but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which an affiliate of HSBC is willing to buy the Securities, which will exclude any fees or commissions you paid when you purchased the Securities and therefore will generally be lower than the price you paid when you purchased the Securities.

♦
Potential Conflict of Interest – HSBC or its affiliates may engage in business with the issuers of the stocks comprising the Index, which may present a conflict between the obligations of HSBC and you, as a holder of the Securities.  The calculation agent, which may be HSBC or any of its affiliates, will determine the payment at maturity based on the observed index ending level.  The calculation agent can postpone the determination of the index ending level or the maturity date if a market disruption event occurs and is continuing on the final valuation date.

♦
Potentially Inconsistent Research, Opinions or Recommendations by HSBC – HSBC, UBS Financial Services Inc., or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the Securities and which may be revised at any time.  Any such research, opinions or recommendations could affect the level of the Index or the price of the stocks included in the Index, and therefore, the market value of the Securities.

♦
Changes Affecting the Index – The policies of the reference sponsor (as defined below) concerning additions, deletions and substitutions of the stocks included in the Index and the manner in which the reference sponsor takes account of certain changes affecting those stocks included in the Index may adversely affect the level of the Index.  The policies of the reference sponsor with respect to the calculation of the Index could also adversely affect the level of the Index.  The reference sponsor may discontinue or suspend calculation or dissemination of the Index.  Any such actions could have an adverse effect the value of the Securities.

♦
The Securities are Not Insured by any Governmental Agency of the United States or any Other Jurisdiction – The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the Securities is subject to the credit risk of the issuer, HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the Securities. This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

♦
Uncertain Tax Treatment – There is no direct legal authority as to the proper tax treatment of the Securities, and therefore significant aspects of the tax treatment of the Securities are uncertain, as to both the timing and character of any inclusion in income in respect of the Securities.  Under one approach, the Securities should be treated as pre-paid forward or other executory contracts with respect to the Index.  We intend to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes.  See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to Securities that are treated as pre-paid cash-settled forward or other executory contracts. Certain of the entities included in the Index could be treated as a "real estate investment trust" (“REIT”), partnership, trust, or “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes, or otherwise as a "pass-thru entity" for purposes of section 1260 of the Internal Revenue Code of 1986, as amended, (the “Code”) in which case it is possible that the Securities will be subject to the “constructive ownership” rules of section 1260 of the Code.  If so, the portion of any gain that relates to a pass-thru entity that would otherwise be treated as long-term capital gain recognized on the sale, exchange, maturity, or other taxable disposition of the Securities could be treated as ordinary income and subject to an interest charge.  Because of the uncertainty regarding the tax treatment of the Securities, we urge you to consult your tax advisor as to the tax consequences of your investment in a security.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual.  Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the prospectus supplement) of the Securities is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale.  Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale).  Finally, it is possible that a non-U.S. holder (as defined in the prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities.  It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis).  Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

For a more complete discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement.

Scenario Analysis and Examples at Maturity

The following tables and examples assume a hypothetical step return of 17.50% (the midpoint of the range of 16.00% to 19.00%, the actual step return will be determined on the trade date and will not be less than 16.00% or greater than 19.00%).  If the actual step return, as determined on the trade date, is less than 17.50%, your hypothetical payment at maturity may be less than the hypothetical payment at maturity shown in the examples and table below.

The following table and examples illustrate the payment at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions†:

Investment Term:	2 years
Hypothetical Index Starting Level:	1,000
Hypothetical Step Return:	17.50%

† The actual step return and index starting level for the Securities will be determined on the trade date.

Example 1: The level of the Index increases from an index starting level of 1,000 to an index ending level of 1,200.

Because the index return is 20%, the investor would receive at maturity the principal amount of each Security plus an additional payment equal to the greater of (a) the principal amount multiplied by the index return and (b) the principal amount multiplied by the step return.

Because the index return of 20% is greater than the step return of 17.50%, at maturity, the investor will receive a cash payment per $10 principal amount Security equal to:

principal amount + (principal amount × index return) = $10 + ($10 × 20%) = $12.00

Investor receives $12.00 at maturity for each Security for a total return on the Securities equal to the index return of 20%.

Example 2: The level of the Index neither increases nor decreases from an index starting level of 1,000 to an index ending level of 1,000.

Because the index return is 0%, the investor would receive at maturity the principal amount of each Security plus an additional payment equal to the greater of (a) the principal amount multiplied by the index return and (b) the principal amount multiplied by the step return.

Because the index return of 0% is less than the step return of 17.50%, at maturity, the investor will receive a cash payment per $10 principal amount Security equal to:

principal amount + (principal amount × step return) = $10 + ($10 × 17.50%) = $11.75

Investor receives $11.75 at maturity for each Security for a total return on the Securities equal to the step return of 17.50%.

Example 3: The level of the Index increases from an index starting level of 1,000 to an index ending level of 1,100.

Because the index return is 10%, the investor would receive at maturity the principal amount of each Security plus an additional payment equal to the greater of (a) the principal amount multiplied by the index return and (b) the principal amount multiplied by the step return.

Because the index return of 10% is less than the step return of 17.50%, at maturity, the investor will receive a cash payment per $10 principal amount Security equal to:

principal amount + (principal amount × step return) = $10 + ($10 × 17.50%) = $11.75

Investor receives $11.75 at maturity for each Security for a total return on the Securities equal to the step return of 17.50%.

Example 4: The level of the Index decreases from an index starting level of 1,000 to an index ending level of 700.

Because the index return is -30%, the investor would receive at maturity an amount equal to the principal amount of each Security plus the product of (i) the principal amount multiplied by (ii) the index return.

Because the index return of -30% is negative, at maturity, the investor will receive a cash payment per $10 principal amount Security equal to:

principal amount + (principal amount × index return) = $10 + ($10 × -30%) = $7.00

Investor receives $7.00 at maturity for each Security for a total loss on the Securities equal to the index return of -30%.

Scenario Analysis – hypothetical payment at maturity for each $10.00 principal amount of Securities

Hypothetical Index Ending Level	Hypothetical Index Return	Hypothetical Payment at Maturity	Hypothetical Total Return at Maturity
1,600.00	60.00%	$16.00	60.00%
1,500.00	50.00%	$15.00	50.00%
1,400.00	40.00%	$14.00	40.00%
1,300.00	30.00%	$13.00	30.00%
1,200.00	20.00%	$12.00	20.00%
1,175.00	17.50%	$11.75	17.50%
1,150.00	15.00%	$11.75	17.50%
1,100.00	10.00%	$11.75	17.50%
1,050.00	5.00%	$11.75	17.50%
1,000.00	0.00%	$11.75	17.50%
950.00	-5.00%	$9.50	-5.00%
900.00	-10.00%	$9.00	-10.00%
850.00	-15.00%	$8.50	-15.00%
800.00	-20.00%	$8.00	-20.00%
700.00	-30.00%	$7.00	-30.00%
600.00	-40.00%	$6.00	-40.00%
500.00	-50.00%	$5.00	-50.00%
400.00	-60.00%	$4.00	-60.00%

Market Disruption Event

If the final valuation date is not a scheduled trading day, then the final valuation date will be the next scheduled trading day.  If a market disruption event (as defined below) exists on the final valuation date, then the final valuation date will be the next scheduled trading day for which there is no market disruption event.  If the market disruption event continues for five consecutive scheduled trading days, then the fifth of such consecutive scheduled trading days will nonetheless be the final valuation date, and the calculation agent will determine, in its discretion, the ending level on that date by means of the formula for, and method of calculating, the Index which applied just prior to the market disruption event, using the relevant exchange’s traded or quoted price of each stock in the S&P 500® Index (or if an event giving rise to a market disruption event has occurred with respect to a stock in the S&P 500® Index and is continuing on that fifth scheduled trading day, the calculation agent’s good faith estimate of the value for that stock).  If the final valuation date is postponed, then the maturity date will also be postponed until the fourth business day following the postponed final valuation date.

“Market disruption event” means any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which the issuer determines is material:

(i)  any suspension of or limitation imposed on trading by any relevant exchange or related exchanges or otherwise, (A) relating to stock included in the S&P 500® Index then constituting 20% or more of the level of the S&P 500® Index; or (B) in futures or options contracts relating to the S&P 500® Index on any related exchange; or

(ii)  any event (other than any event described in (iii) below) that disrupts or impairs the ability of market participants in general (A) to effect transactions in, or obtain market values for, stock included in the S&P 500® Index then constituting 20% or more of the level of the S&P 500® Index; or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the S&P 500® Index on any applicable related exchange; or

(iii)  the closure, on any scheduled trading day, of any relevant exchange or any related exchange relating to stock included in the S&P 500® Index then constituting 20% or more of the level of the S&P 500® Index prior to its scheduled closing time (unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (A) the actual closing time for the regular trading session on such exchange; or (B) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day).

“Related exchange” means each exchange or quotation system or any successor or temporary substitute for such exchange or quotation system (provided HSBC has determined, for a substitute exchange or quotation system, that liquidity on such substitute is comparable to liquidity on the original related exchange) and where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the S&P 500® Index.

“Relevant exchange” means the primary exchange or quotation system for any stock then included in the S&P 500® Index.

“Scheduled closing time” means the scheduled weekday closing time of the relevant exchange or related exchange, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” means any day on which all of the relevant exchanges and related exchanges are scheduled to be open for their respective regular trading sessions.

The S&P 500® Index (the “Index”)

This free writing prospectus is not an offer to sell and it is not an offer to buy stocks comprising the Index.  All disclosures contained in this free writing prospectus regarding the Index, including its make-up, performance, method of calculation, and changes in its components, are derived from publicly available information.  Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the Index or stocks comprising the Index contained in this free writing prospectus.  You should make your own investigation into the Index as well as stocks included in the Index.  The reference sponsor has no obligation to continue to publish, and may discontinue publication of, the Index.  The reference sponsor may discontinue or suspend the publication of the Index at any time.

Neither we nor any affiliate makes any representation that any publicly available information regarding the reference sponsor is accurate or complete.  For more information, we urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the accompanying prospectus supplement.

Standard & Poor’s Financial Services LLC (“S&P”) publishes the Index.

The Index is a capitalization weighted index and is intended to provide an indication of the pattern of common stock price movement.  The calculation of the level of the Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  As of September 30, 2009, 409 companies, or 80.7% of the market capitalization of the Index, traded on the New York Stock Exchange (the “NYSE”) and 91 companies, or 19.3% of the market capitalization of the Index, traded on The Nasdaq Stock Market.  S&P chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the NYSE, which S&P uses as an assumed model for the composition of the total market.

Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.  Ten main groups of companies comprise the Index with the number of companies included in each group, as of September 30, 2009, indicated in parentheses: Industrials (56), Utilities (35), Telecommunication Services (9), Materials (30), Information Technology (76), Energy (40), Consumer Staples (41), Consumer Discretionary (80), Health Care (54) and Financials (79).  Changes in the Index are reported daily in the financial pages of many major newspapers, on Bloomberg Professional® service under the symbol “SPX” and on S&P website.  Information contained in the S&P website is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.  The Index does not reflect the payment of dividends on the stocks included in the Index.

Computation of the Index

S&P currently computes the Index as of a particular time as follows:

i.	the product of the market price per share and the number of then outstanding shares of each component stock as determined as of that time (referred to as the “market value” of that stock);

ii.	the market values of all component stocks as of that time are aggregated;

iii.	the average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

iv.	the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the “base value”);

v.	the current aggregate market value of all component stocks is divided by the base value; and

vi.	the resulting quotient, expressed in decimals, is multiplied by ten.

While S&P currently employs the above methodology to calculate the Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the performance of the Index.

S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations.

These changes may result from causes such as:

•	the issuance of stock dividends,

•	the granting to shareholders of rights to purchase additional shares of stock,

•	the purchase of shares by employees pursuant to employee benefit plans,

•	consolidations and acquisitions,

•	the granting to shareholders of rights to purchase other securities of the company,

•	the substitution by S&P of particular component stocks in the Index, and

•	other reasons.

In these cases, S&P first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

Old Base Value  ×  New Market Value  = New Base Value
Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the Index.

In addition, S&P standard practice is to remove all closely held shares and shares held between corporations who are both in the calculations of the Index and an Index component’s market value.

License Agreement with S&P:

HSBC has entered into a nonexclusive license agreement providing for the license to HSBC, in exchange for a fee, of the right to use indices owned and published by S&P’s in connection with some products, including the securities.

The securities are not sponsored, endorsed, sold or promoted by S&P, a division of The McGraw-Hill Companies, Inc. S&P makes no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in financial products generally or in the securities particularly or the ability of the S&P 500® to track general stock market performance.  S&P’s only relationship to HSBC USA Inc. (other than transactions entered into in the ordinary course of business) is the licensing of certain service marks and trade names of S&P and of the S&P 500® which is determined, composed and calculated by S&P  without regard to HSBC or the securities.  S&P has no obligation to take the needs of HSBC or the holders of the securities into consideration in determining, composing or calculating the S&P 500®.  S&P is not responsible for and has not participated in the determination of the timing of the sale of the securities, prices at which the securities are to initially be sold, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the securities.

The graph below illustrates the daily performance of the Index from 1/4/1999 to 10/27/2009 as reported on the Bloomberg Professional® service. The historical levels of the Index should not be taken as an indication of future performance.

The closing level of the Index on October 27, 2009 was 1,063.41.

Certain ERISA Considerations

We urge you to read and consult “Certain ERISA Considerations” section in the Prospectus Supplement.

Discontinuance or Modification of the Index

If the reference sponsor (as defined below) discontinues publication of or otherwise fails to publish the Index on any day on which the Index is scheduled to be published and the reference sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the discontinued Index (the comparable index, the “successor index”), then that successor index will be deemed to be the Index for all purposes relating to the securities, including for purposes of determining whether a market disruption event exists.  Upon any selection by the calculation agent of a successor index, the calculation agent will furnish written notice to us and the holders of the securities.

If the Index is discontinued or if the reference sponsor fails to publish the Index and the calculation agent determines that no successor index is available at that time, then the calculation agent will determine the applicable closing level using the same general methodology previously used by the reference sponsor.  The calculation agent will continue to make that determination until the earlier of (i) the final valuation date or (ii) a determination by the calculation agent that the Index or a successor index is available.  In that case, the calculation agent will furnish written notice to us and the holders of the securities.

If at any time the method of calculating the Index or a successor index, or the level thereof, is changed in a material respect, or if the Index or a successor index is in any other way modified so that, in the determination of the calculation agent, the level of that Index does not fairly represent the level of the Index or successor index that would have prevailed had those changes or modifications not been made, then the calculation agent will make the calculations and adjustments as may be necessary in order to determine a level comparable to the level that would have prevailed had those changes or modifications not been made.  If, for example, the method of calculating the Index or a successor index is modified so that the level of that Index is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust that Index in order to arrive at a level of the Index or successor index as if it had not been modified.  In that case, the calculation agent will furnish written notice to us and the holders of the securities.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of, and trading in, the securities.

“Reference sponsor” means Standard and Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc.

Events of Default and Acceleration

If the securities have become immediately due and payable following an event of default (as defined in the accompanying base prospectus) with respect to the securities, the calculation agent will determine the accelerated payment at maturity due and payable in the same general manner as described in “Terms” in this free writing prospectus.  In that case, the scheduled trading day preceding the date of acceleration will be used as the final valuation date for purposes of determining the accelerated index return.  If a market disruption event exists with respect to the Index on that scheduled trading day, then the accelerated final valuation date for the Index will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled final valuation date).  The accelerated maturity date will be the fourth business day following the accelerated final valuation date.

If the securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the securities.  For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the accompanying base prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of ours, will purchase the securities from us for distribution to UBS Financial Services Inc. (the “Agent”). We will agree to sell to the Agent, and the Agent will agree to purchase, all of the securities at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the securities. We have agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. The Agent may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the securities, to its affiliates.

Subject to regulatory constraints, HSBC (or an affiliate thereof) intends to offer to purchase the securities in the secondary market, but is not required to do so and may cease making such offers at any time.  We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties, which may include the Agents, in connection with the sale of the securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the accompanying prospectus supplement.